Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges and

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

	Six Months Ended June 30,	Year Ended December 31,
(dollars in thousands)	2016	2015	2014	2013	2012	2011
Earnings
Income (loss) before income taxes	$11,172	$24,361	$15,897	$11,843	$(72)	$(6,498)
Plus:
Total fixed charges (see below)	4,774	12,198	16,447	14,638	22,370	27,786
Less:
Preferred stock dividends (1)	—	3,122	5,463	852	6,635	6,313
Total earnings	15,946	33,437	26,881	25,629	15,663	14,975

Fixed Charges
Total interest expense (2)	4,774	9,076	10,984	13,786	15,735	21,473
Interest included in operating lease rental expense	—	—	—	—	—	—
Preferred stock dividends (1)	—	3,122	5,463	852	6,635	6,313
Total fixed charges	4,774	12,198	16,447	14,638	22,370	27,786

Ratio of earnings to fixed charges and preferred stock dividends	3.34	2.74	1.63	1.75	0.70	0.54
Ratio of earnings to fixed charges	3.34	3.68	2.45	1.86	1.00	0.70

Earnings
Income (loss) before income taxes	11,172	24,361	15,897	11,843	(72)	(6,498)
Plus:
Total fixed charges excluding interest on deposits (see below)	2,699	8,263	11,209	7,005	12,499	11,729
Less:
Preferred stock dividends (1)	—	3,122	5,463	852	6,635	6,313
Total earnings (loss)	13,871	29,502	21,643	17,996	5,792	(1,082)

Fixed Charges
Total interest expense (2)	4,774	9,076	10,984	13,786	15,735	21,473
Interest included in operating lease rental expense	—	—	—	—	—	—
Preferred stock dividends (1)	—	3,122	5,463	852	6,635	6,313
Less:
Interest expense on deposits	2,075	3,935	5,238	7,633	9,871	16,057
Total fixed charges excluding interest on deposits	2,699	8,263	11,209	7,005	12,499	11,729

Ratio of earnings (loss) to fixed charges and preferred stock dividends (excluding interest on deposits)	5.14	3.57	1.93	2.57	0.46	(0.09)
Ratio of earnings (loss) to fixed charges (excluding interest on deposits)	5.14	5.74	3.77	2.92	0.99	(0.20)

(1) The preferred stock dividends amount has been grossed up to compute the pre-tax income equivalent assuming an estimated 40% tax rate.

(2) Interest expense includes interest expense on deposits and other debt and amortization of debt issuance costs.